EXHIBIT 99.1



   Apollo Investment Corporation Announces December 31, 2004 Financial Results

         NEW YORK--February 7, 2005--Apollo Investment Corporation (NASDAQ:
AINV) today announced financial results for its third fiscal quarter ended December 31, 2004. AINV commenced operations on April 8, 2004 after closing its initial public offering of 62,000,000 shares of common stock at $15.00 per share. After deducting underwriting discounts, commissions and offering expenses, AINV received net proceeds of $870.15 million or $14.035 per share. At December 31, 2004, our net asset value was $14.32 per share. The primary purpose of the initial public offering was to obtain capital with which to invest primarily in mezzanine loans, senior secured loans and equity investments in U.S. middle-market companies.

Conference Call at 2:00 p.m. ET on February 8, 2005

         The company will host a conference call at 2:00 p.m. (ET) on Tuesday, February 8, 2005 to discuss third fiscal quarter financial results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 780-2271 approximately 5-10 minutes prior to the call. International callers should dial (973) 582-2773. All callers should reference "Apollo Investment Corporation". An archived replay of the call will be available through February 22, 2005 by calling (877) 519-4471. International callers please dial (973) 341-3080. For the replay, please reference pin # 5573296.

Highlights:

Stockholders' Equity:  $892.3 million

Net Asset Value per share:  $14.32

3rd Fiscal Quarter Operating Results (in thousands):
Net increase in stockholders' equity from operations:  $25,171
Net investment income:  $9,108
Net realized and unrealized gains:  $16,063
Dividends paid to stockholders: $0.18 per share

YTD Operating Results (in thousands):
Net increase in stockholders' equity from operations:  $31,820
Net investment income:  $9,894
Net realized and unrealized gains:  $21,925
Dividends paid to stockholders: $0.225 per share

3rd Fiscal Quarter Portfolio Activity
Cost of investments made during period: $327 million
Number of portfolio company investments made during the quarter ended December 31, 2004: 10

YTD Portfolio Activity:
Cost of investments made during period: $731 million
Number of portfolio companies at December 31, 2004:  28


Portfolio and Investment Activity

We were quite productive during the quarter ended December 31, 2004 as we took advantage of a strong backlog and increased M&A activity. We invested $327 million in the aggregate, adding ten new portfolio companies. We closed eight mezzanine loans (three of which included an equity co-investment) and three

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senior secured loans (one of which we invested alongside a mezzanine loan). The weighted average yield on the subordinated debt purchased during the quarter was 14.2%. The weighted average yield on the senior secured debt purchased during the quarter was 10.3%. More specifically, we invested $295 million in the aggregate in the subordinated debt of AMH Holdings II, Inc., National Waterworks Holdings, Inc., Playpower Holdings Inc., Source Media Holdings, Inc., WDAC Intermediate Corp. and the subordinated debt and equity of Latham Manufacturing Corp., Inc., Lexicon Marketing (USA), Inc. and Pro Mach Merger Sub Inc. We also funded three investments in the senior secured debt of C.H.I. Overhead Doors, Inc., Source Media Holdings, Inc. and United Site Services, Inc. totaling $30 million in aggregate. The Company had repayments and exits of senior secured bank debt during the quarter totaling $25.3 million.

Through December 31, 2004, we have invested $731 million of the $870 million net proceeds from our initial public offering. At December 31, 2004, the net portfolio was invested 47% in subordinated debt/corporate notes, 2% in common stock/warrants, 33% in bank debt/senior secured debt and 18% in cash equivalents.

At December 31, 2004, the weighted average yield on our invested capital was 10.9% versus 8.8% at September 30, 2004. The weighted average yield on our entire portfolio, including cash equivalents, was 9.3% at December 31, 2004 versus 4.5% at September 30, 2004. The weighted average yield on our subordinated debt/corporate notes yielded 13.8% at December 31, 2004 versus 12.8% at September 30, 2004. Our bank debt/senior secured debt yielded 7.6% at December 31, 2004 versus 6.9% at September 30, 2004.

Chairman and CEO, Michael Gross said, "We were quite successful during our third fiscal quarter in selectively identifying and investing in portfolio companies that we believe have compelling risk-reward characteristics. Our investment progress was primarily driven by a combination of our backlog and the leverage finance market's strong M&A activity. The environment was opportunistic for expert and responsive middle market lenders and we proved to be a valuable source of financing to many quality middle market equity sponsors. Through December 31, we are very pleased with our investment progress and our success in creating a portfolio that is much more heavily weighted in mezzanine than the target we had set out at the time of the IPO. By virtue of these strong results to date, we enter 2005 with the advantage of maintaining our discipline as a highly selective and patient investor with our capital."


Results of Operations

Operating Income

Interest income totaled $14.8 million for the quarter versus $7.9 million for the quarter ended September 30, 2004. The increase was attributable to our investment progress through December 31, 2004. For the period April 8, 2004 (commencement of operations) through December 31, 2004, gross investment income totaled $26.5 million.

Operating Expenses

Operating expenses totaled $5.7 million for the quarter ended December 31, 2004 versus $5.6 million for the quarter ended September 30, 2004. For the period April 8, 2004 (commencement of operations) through December 31, 2004, operating expenses totaled $16.6 million. This amount consisted of investment advisory and management fees, insurance expenses, administrative services fees, professional fees, directors' fees and other general and administrative expenses. It also included a non-recurring charge of $252,311 in expenses related to the organization of the Company.

Net Operating Income

The Company's net operating income was $9.1 million for the quarter ended December 31, 2004 versus $2.3 million for the quarter ended September 30, 2004. For the period April 8, 2004 (commencement of operations) through December 31, 2004, net operating income was $9.9 million.


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Net Unrealized Appreciation on Investments and Cash Equivalents

For the quarter ended December 31, 2004, the Company's investments had an increase in net unrealized appreciation of $16.2 million versus $3.5 million for the quarter ended September 30, 2004. At December 31, 2004, net unrealized appreciation totaled $22.0 million of which $3.6 million was attributable to net unrealized appreciation on our bank debt/senior secured debt, $18.8 million was attributable to our subordinated debt/corporate notes/equity and $0.4 million in unrealized depreciation on our forward foreign currency contract used to hedge our foreign exchange rate risk on WDAC Intermediate Corp.

Net Increase in Stockholders' Equity from Operations

For the quarter ended December 31, 2004, the Company had a net increase in stockholders' equity resulting from operations of $25.2 million versus $5.8 million for the quarter ended September 30, 2004. For the period April 8, 2004 (commencement of operations) through December 31, 2004, the Company had a total net increase in stockholders' equity resulting from operations of $31.8 million.

Our net change in stockholders' equity from operations per share was $0.405 for the quarter ended December 31, 2004 versus $0.093 for the quarter ended September 30, 2004. Based on our weighted-average shares outstanding of 62,028,229, our net change in stockholders' equity from operations was $0.513 per share for the period April 8, 2004 (commencement of operations) through December 31, 2004.

Dividends

During the quarter ended December 31, 2004, we paid dividends to shareholders totaling $11.2 million or $.018 per share versus $2.8 million or $0.045 per share during the quarter ended September 30, 2004. With respect to the dividends paid to shareholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies was treated as taxable income and accordingly, is distributed to shareholders. For the period April 8, 2004 (commencement of operations) through December 31, 2004, these fees totaled $4.4 million.



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Balance Sheet (in thousands, except per share amounts)         December 31, 2004
   (unaudited)

Assets

Cash                                                         $            3,825

Investments, at fair value (cost - $703,503)                             725,943

Cash equivalents, at fair value (cost - $810,757)                        810,744

Interest receivable, at value                                              6,594

Other assets                                                                 381
                                                                     -----------
      Total assets                                             $       1,547,487

Liabilities

Payable for cash equivalents                                   $         649,438

Management fee payable                                                     4,475

Unrealized depreciation on forward foreign currency contract                 388

Accrued expenses                                                             910
                                                                     -----------

         Total liabilities                                     $         655,211


Stockholders' Equity

Common stock, par value $.001 per share, 100,000,000
  common shares authorized, 62,289,586 issued and outstanding  $              62

Paid-in capital in excess of par                                         874,358

Accumulated net investment income                                          9,894

Dividends paid to stockholders                                          (13,964)

Accumulated net realized losses                                            (121)

Net unrealized appreciation                                               22,047
                                                                     -----------

     Total stockholders' equity                                $         892,276
                                                                     -----------


     Total liabilities and stockholders' equity                $       1,547,487

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

Statement of Operations                                          Quarter         April 8, 2004*
   (in thousands, except per share amounts)                       Ended              through
(unaudited)                                                 December 31, 2004   December 31, 2004
                                                            -----------------   -----------------
Operating Income

      Interest income                                                $14,816         $26,512

                                                                  ----------      ----------
Operating Expenses

     Management fees                                                  $4,475         $12,886

     General and administrative expenses                               1,233           3,732

                                                                  ----------      ----------

             Total operating expenses                                  5,708          16,618
                                                                  ----------      ----------

Net operating income before investment gains and losses               $9,108          $9,894

Net realized loss on investments and cash equivalents                  (120)           (121)

Net change in unrealized appreciation                                 16,183          22,047
                                                                  ----------      ----------

   Net increase in stockholders' equity resulting from operations    $25,171         $31,820

Earnings per common share (based on weighted average shares
   of 62,082,041 and 62,028,229, respectively)                        $0.405          $0.513

--------------------------
*Commencement of operations

About Apollo Investment Corporation

         Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio will be principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company expects to primarily invest in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates", "believes", "expects", "intends", "will", "should", "may" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT:  Richard L. Peteka of Apollo Investment Corporation, 212-515-3488